EXHIBIT 99.1
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NEWS FOR IMMEDIATE RELEASE                         CONTACT: BRIEN M. CHASE, CFO
FEBRUARY 24, 2002                                           304-525-1600

                         PREMIER FINANCIAL BANCORP, INC.
                              TO REDEEM $3,000,000
                          OF TRUST PREFERRED SECURITIES

        PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI) a community bank holding company with seven individually managed bank subsidiaries today announced that it intends to redeem $3,000,000 (120,000 shares) of its 9.75% Trust Preferred Securities (NASDAQ/NMS-PFBIP) as of March 31, 2003.

        As part of a Debt Reduction and Profitability plan presented on January 6, 2003 to the Federal Reserve Bank of Cleveland ("Federal Reserve"), Premier requested and received approval from the Federal Reserve to redeem $3,000,000 of the $28,750,000 outstanding Trust Preferred Securities. The goal of the redemption is to use a portion of Premier's outstanding cash on hand to reduce its total interest cost and thus improve profitability. The redemption will reduce Premier's interest cost by approximately $292,000 per year. Future early redemptions, if any, will also require Federal Reserve approval, pursuant to a previously disclosed Written Agreement entered into with the Federal Reserve Bank of Cleveland on January 29, 2003,

        Under that same agreement, Premier is required to request approval for the payment of quarterly distributions and any accumulated deferrals due on the Trust Preferred Securities. In response to a separate letter, The Federal Reserve Bank of Cleveland denied Premier's request to make the first quarter 2003 distribution (including the accumulated deferral) on the remaining Trust Preferred Securities outstanding.

        Beginning with the December 31, 2002 distribution, Premier has exercised its right to defer the payment of interest on its 9.75% Junior Subordinated Deferrable Interest Debentures ("Subordinated Debentures") related to the Trust Preferred Securities for an indefinite period (which can be no longer than 20 consecutive quarterly periods). Any deferred distributions begin to accrue interest at an annual rate of 9.75% from their regularly scheduled payment date which will be paid when the deferred distributions are ultimately paid. Management of Premier does not expect to resume payments on the Subordinated Debentures or the Trust Preferred until the Federal Reserve Bank of Cleveland determines that Premier has achieved adequate and sustained levels of profitability to support such payments and approves such payments.

        The Trust Preferred Securities have a cumulative provision. Therefore, in accordance with generally accepted accounting principles, Premier intends to continue to accrue the monthly cost of the Trust Preferred Securities as it has since issuance. Premier's management also intends to continue to seek approval of the Federal Reserve Bank of Cleveland for payment of the regularly scheduled quarterly distributions on the Trust Preferred Securities and any accumulated deferrals.

        Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.